Exhibit 99.1

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

MEDIA PROFESSIONAL ED DUNBAR JOINS SEACHANGE INTERNATIONAL

AS PRESIDENT AND CHIEF OPERATING OFFICER

SeaChange Bolsters Global Corporate Growth and Product Line Expansion

with Television and Advertising Operations Experience

ACTON, Mass. (April 13, 2009) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand (VOD) television, today announced the appointment of Ed Dunbar as president and chief operating officer of SeaChange. Dunbar brings 30 years of cable, advertising and broadcast management experience to this newly created position. Bill Styslinger, founder of SeaChange, continues as CEO and chairman of the board.

Prior to his appointment, Dunbar was an area vice president of Comcast Cable Communications serving as general manager of cable systems in Comcast’s Atlanta region. Previous to 2007, Dunbar served for five years as vice president of Comcast Spotlight, the operator’s national advertising operation, where he contributed to divisional expansion, the integration of acquired cable systems serving hundreds of thousands of subscribers, and the creation of cable advertising interconnects. Also during that period of strategic growth, he spearheaded Spotlight’s VOD and addressable advertising initiatives. He has served on the boards of Vehix.com, Adlink, National Cable Communications, the South Florida Interconnect and Twin Cities Interconnect.

“We’re delighted that Ed has joined SeaChange at such an important time in our history as VOD television becomes more mainstream and global,” said Styslinger. “Ed’s extensive experience with the world’s largest VOD operator will serve SeaChange immensely as we look to harness the growth in VOD worldwide.”

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Dunbar Joins SeaChange/Page 2

Dunbar’s extensive career in video operations spans additional national and regional management roles and trade association leadership. As corporate vice president for MediaOne he oversaw sales and operations teams across major television markets nationwide and helped grow revenue more than 70%. As vice president and general manager of CAMA (Cable Advertising of Metro Atlanta) he provided leadership during a period of massive revenue growth in the mid-1990s that was aided by the organization’s breakthrough transition from videotape to video server based operations. Previously he was regional vice president of Wometco Cable Television (Atlanta) and, before then, was vice president of CSM where he lobbied for national and state deregulation of the telecommunications industry.

Dunbar has served as an officer and director and on numerous advisory committees for organizations including the Cable Advertising Bureau, the Georgia Cable TV Association, the Southern Cable Association, The Atlanta Educational Television Corp (PBS) and various other civic organizations. He is a recipient of the Cabletelevision Advertising Bureau President’s Award and the Southern Cable Telecommunications Organization’s Pinnacle Award. He earned his B.A. in Radio and Television from the University of Georgia’s Henry Grady School of Journalism.

About SeaChange

SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition monetization and management. Its powerful open VOD and advertising software and scaleable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

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